Exhibit 99

PPG Industries, Inc.
PPG Industries, Inc. One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

Contact:
Jeremy Neuhart
News	PPG Corporate Communications
412-434-3046
neuhart@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG reports first quarter earnings

•	First quarter 2012 sales of $3.8 billion, up 6 percent versus prior year

•	Strong growth in U.S. coatings sales

•	Adjusted diluted earnings per share of $1.81, up 29 percent versus record prior year

•	Record adjusted earnings per share for seven consecutive quarters

•	Company ends quarter with $1 billion of cash and short-term investments

PITTSBURGH, April 19, 2012 – PPG Industries (NYSE:PPG) today reported net sales for the first quarter 2012 of $3.8 billion, an increase of 6 percent versus the prior year’s first quarter. Net income for the quarter was $13 million, or 8 cents per diluted share, including nonrecurring charges. Adjusted net income for the quarter, excluding the nonrecurring charges, was $279 million, or $1.81 per share. First quarter 2011 net sales were $3.5 billion, and net income was $228 million, or $1.40 per diluted share.

First quarter 2012 results include after-tax charges of $163 million, or $1.06 per diluted share, for business restructuring, $99 million, or 64 cents per diluted share, for environmental remediation charges, and $4 million, or 3 cents per diluted share, for business acquisition-related costs. There were no nonrecurring charges in the first quarter 2011. A Regulation G Reconciliation of first quarter 2012 adjusted net income and earnings per diluted share to reported net income and earnings per diluted share is included below.

“PPG’s earnings growth momentum continued during the first quarter, and we achieved a seventh consecutive quarter of record earnings with adjusted earnings per share up about 30 percent versus last year,” said Charles E. Bunch, PPG chairman and CEO. “We have delivered consistently strong earnings over nearly two years despite the prolonged, gradual recovery from the economic crisis and continued raw materials cost inflation. Our broad business portfolio and operating discipline have been critical factors in our record performance, and we still have further growth opportunities as demand in some of our larger end-use markets continues to recover.

“In the quarter, we benefited from strengthening demand in the United States in most end-use markets and growth in emerging regions, which offset weaker European activity,” Bunch said. “In aggregate, our core coatings and Optical and Specialty Materials segments delivered nearly 25 percent year-over-year earnings growth, with each segment delivering fairly equal growth rates. Business results were strong in the aerospace, automotive OEM coatings, industrial coatings and optical products businesses, as well as in the architectural coatings business in the United States. In addition, the Commodity Chemicals segment matched its excellent 2011 performance.

“Looking ahead, the second quarter is typically our best sales quarter seasonally, and we expect year-over-year growth rates in the United States to be similar to the first quarter coupled with lower regional natural gas input costs,” Bunch said. “We anticipate that growth in emerging regions will accelerate, supported by higher Chinese industrial activity. We expect European demand to remain muted, and we are now implementing restructuring actions focused mainly in this region, with anticipated cost savings of 20 to 25 cents per share in the second half of the year. Finally, we continue to have a strong cash position and expect to deploy cash in a manner that is focused on earnings accretion.”

The company reported today that cash and short-term investments totaled approximately $1 billion at the end of the first quarter 2012. Cash generated from operations improved by about $150 million versus the prior year’s first quarter. Cash generated from operations improved by about $150 million versus the prior year’s first quarter. During the quarter, approximately $90 million of cash was returned to shareholders in the form of dividends, 1 million shares of stock were repurchased for slightly less than $100 million, and capital spending including acquisitions totaled about $220 million.

Performance Coatings segment sales were a first quarter record of $1.2 billion, up $98 million versus the prior year. Sales increased as a result of higher selling prices and volume growth. The aerospace business delivered mid-teen percentage sales growth that exceeded industry growth rates, and U.S. architectural coatings sales improved about 20 percent. Automotive refinish and protective and marine coatings results were solid but with more modest sales growth. Architectural coatings volumes in emerging regions declined slightly. Segment earnings grew $21 million versus the prior year to $160 million due to higher sales, partly offset by raw materials cost inflation and higher costs to support the sales growth.

Industrial Coatings segment sales were also a first quarter record of $1.1 billion, an increase of $51 million, or 5 percent versus the prior year. Segment volumes grew by more than 10 percent in the United States, including strong automotive OEM coatings business performance that outpaced the industry. Growth in emerging regions continued, albeit at a lesser rate and with less consistency throughout the quarter than in the recent past. European volumes declined by about 5 percent. Segment earnings for the quarter were $150 million, an increase of $34 million from the prior year. Earnings were aided by higher volumes, a continued focus on manufacturing costs and higher selling prices. Pricing in this segment considerably lagged inflation during 2011.

Architectural Coatings – EMEA (Europe, Middle East and Africa) segment sales for the quarter of $517 million increased $46 million, or 10 percent, versus the prior year due principally to incremental sales from the Dyrup acquisition. Despite low-single-digit percentage segment volume declines, segment earnings of $16 million grew by $4 million versus the prior year’s first quarter due to continued aggressive cost management.

Optical and Specialty Materials first quarter segment sales of $334 million were a record for any quarter, up $26 million, or 8 percent, versus the prior year. Segment earnings grew $19 million year-over-year to $109 million, due mainly to higher optical product volumes resulting from further market penetration and modest customer inventory restocking.

Commodity Chemicals segment sales were $419 million for the quarter, level with the prior year. Improved pricing and sales from the acquired Equa-Chlor business were offset by lower volumes in comparison with high industry demand in the prior year’s first quarter. The negative impact of lower capacity utilization was offset by lower natural gas input costs. Quarterly segment earnings were $100 million, up $3 million from the first quarter 2011.

Glass segment sales were $256 million for the quarter, down $2 million, or 1 percent, year-over-year. Fiber glass pricing declined from prior-year levels driven by the effects of lower European and Asian demand. Segment earnings were $8 million, a decrease of $18 million from the prior-year quarter as a result of lower pricing, decreased capacity utilization and lower international licensing and equity earnings.

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty products company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in more than 60 countries around the world. Sales in 2011 were $14.9 billion. PPG shares are traded on the New York Stock Exchange (symbol:PPG). For more information, visit www.ppg.com.

Additional Information

PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, April 19. The company will hold a conference call to review its first quarter 2012 financial performance today at 2 p.m. ET. The dial-in numbers are: in the United States, 866-700-7477; international, 617-213-8840; passcode 88097811. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, April 19, beginning at approximately 4 p.m. ET, through Thursday, April 26, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, 617-801-6888; passcode 63483919. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4 p.m. ET, today, April 19, 2012, through Friday, April 19, 2013.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Regulation G Reconciliation

PPG Industries believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of net income and earnings per diluted share adjusted for nonrecurring charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per diluted share adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per diluted share may not be comparable to similarly titled measures as reported by other companies. The following is a reconciliation of reported and adjusted net income and earnings per diluted share for the first quarter 2012:

Regulation G Reconciliation – Results from Operations

($ in millions, except per-share amounts)

First Quarter 2012	$	EPS
Reported net income	$13	$0.08
Business restructuring charge	163	1.06
Environmental remediation charges	99	0.64
Acquisition-related charge	4	0.03

Adjusted net income	$279	$1.81

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended
	March 31
	2012	2011
Net sales	$3,752	$3,533
Cost of sales, exclusive of depreciation and amortization	2,229	2,127
Selling, R&D and administrative expenses	962	900
Depreciation	89	86
Amortization	29	31
Interest expense	51	53
Interest income	(10)	(10)
Asbestos settlement - net	3	3
Business restructuring	208	—
Other charges/(earnings) - net (Note A)	140	(8)

INCOME BEFORE INCOME TAXES	51	351
Income tax expense (Note B)	—	92

Net income attributable to the controlling and noncontrolling interests	51	259
Less: Net income attributable to noncontrolling interests	(38)	(31)

NET INCOME (ATTRIBUTABLE TO PPG)	13	228

Earnings per common share (attributable to PPG)	$0.08	$1.42

Earnings per common share (attributable to PPG) - assuming dilution	$0.08	$1.40

Average shares outstanding	152.8	160.4

Average shares outstanding - assuming dilution	154.5	162.5

Note A:

The quarter ended March 31, 2012 includes a pretax charge of $159 million. The charge primarily relates to continued environmental remediation activities at PPG’s former Jersey City, N.J., manufacturing plant and associated sites.

Note B:

The effective tax rate on pretax earnings for the quarter ended March 31, 2012 includes tax benefits of $60 million or 37.7 percent for estimated environmental remediation costs primarily at sites in New Jersey, $45 million or 21.4 percent for business restructuring charges and $2 million or 28.6 percent for acquisition-related expenses stemming from the integration of Dyrup A/S in Europe and Colpisa in Latin America. The effective tax rate on the remaining pre-tax earnings was 25 percent resulting in tax expense of $107 million.

BALANCE SHEET HIGHLIGHTS (unaudited)

	March 31	March 31	Dec 31
($ in millions)	2012	2011	2011
Current assets:
Cash and cash equivalents	$978	$796	$1,457
Short-term investments (a)	56	587	25
Receivables - net	3,236	3,126	2,830
Inventories	1,830	1,755	1,607
Other	844	820	775

Total current assets	$6,944	$7,084	$6,694

Current liabilities:
Short-term debt and current portion of long-term debt	$669	$96	$108
Asbestos settlement	610	594	593
Accounts payable and accrued liabilities	3,279	3,059	3,001

Total current liabilities	$4,558	$3,749	$3,702

Long-term debt	$2,988	$3,993	$3,574

(a)	Short-term investments were elevated at March 31, 2011 due to PPG’s November 2010 $1 billion debt issuance.

PPG OPERATING METRICS (unaudited)

	March 31	March 31	Dec. 31
($ in millions)	2012	2011	2011
Operating Working Capital (b)
Amount	$3,241	$2,993	$2,739
As a percent of quarter sales, annualized	21.6%	21.2%	19.5%

(b)	Operating working capital includes (1) receivables from customers, net of the allowance for doubtful accounts, plus (2) inventories on a first-in, first-out (FIFO) basis, less (3) the trade creditor's liability.

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended
	March 31
	2012	2011
	(millions)
Net sales
Performance Coatings	$1,150	$1,052
Industrial Coatings	1,076	1,025
Architectural Coatings - EMEA	517	471
Optical and Specialty Materials	334	308
Commodity Chemicals	419	419
Glass	256	258

TOTAL	$3,752	$3,533

Segment income
Performance Coatings	$160	$139
Industrial Coatings	150	116
Architectural Coatings - EMEA	16	12
Optical and Specialty Materials	109	90
Commodity Chemicals	100	97
Glass	8	26

TOTAL	543	480
Legacy items (Note A)	(175)	(26)
Business restructuring (Note B)	(208)	—
Acquisition-related costs (Note C)	(6)	—
Interest expense, net of interest income	(41)	(43)
Other unallocated corporate expense	(62)	(60)

INCOME BEFORE INCOME TAXES	$51	$351

Note A:

Legacy items include current costs related to former operations of the company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain charges which are considered to be unusual or nonrecurring including the earnings impact of the proposed asbestos settlement. Legacy items also include equity earnings from PPG's approximate 40 percent investment in the former automotive glass and services business. The quarter ended March 31, 2012 includes a pretax charge of $159 million. The charge primarily relates to continued environmental remediation activities at PPG’s former Jersey City, N.J., manufacturing plant and associated sites.

Note B:

The quarter ended March 31, 2012 includes business restructuring charges of $65 million for the Performance Coatings segment, $46 million for the Industrial Coatings segment, $63 million for the Architectural Coatings - EMEA segment, $32 million for the Optical and Specialty Materials segment, $1 million for the Commodity Chemicals segment and $1 million for Corporate. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Note C:

Represents the flow-through cost of sales of the step up to fair value of inventory acquired from Dyrup and Colpisa. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.